Exhibit 99.1
Employee Q&A
Q.    Can you describe the proposed transaction announced today?
A.    On February 14, 2022, BDSI entered into definitive agreement to sell the company to Collegium Pharmaceutical for $5.60 per share. Both BDSI and Collegium’s board of directors unanimously approved the transaction . And the executive leadership teams of both companies fully support the transaction. The transaction evidences the value of BDSI’s brands (BELBUCA, Symproic and ELYXYB) created by BDSI’s employees over many years of hard work. The transaction is of course subject to customary closing conditions as noted in the press release. Presently, we expect the transaction to close late in the first quarter of this year.
Q.    How will organizational decisions be made going forward?
A.    BDSI’s Board and management team will generally continue to make all business decisions until the transaction closes, which we expect in late Q1 of this year. It is important that we continue to function as two separate and independent business until the transaction closes. BDSI will continue to operate its business in the ordinary course, including the upcoming launch of ELYXYB, until the transaction closes. Please refrain from making any public comments about the transactions. There is no need for you to communicate with anyone from Collegium, and you should refrain from doing so, unless at the direct request of a BDSI ELT member.
Q.    Will the transaction have any impact upon the payment of the annual cash target bonus for calendar year 2021?
A.    We are pleased to report that the annual cash target bonus will be paid to eligible participating employees at 100% for calendar year 2021 in recognition of a very successful year. As customary for our business, the cash bonus will be paid on March 11th of this year to eligible employees.
Q.    What will happen to my BDSI stock?
A.    Upon the closing of the transaction, all employee owned-stock (options and restricted stock units) will automatically vest and be cashed out. For employee-owned stock options, employees will receive cash in an amount equal to the product of (1) the total number of shares of common stock subject to the option multiplied by (2) the excess (if any) of the per share transaction price ($5.60) minus the option exercise price, less customary tax withholdings. For employee-owned restricted stock units, employees will receive cash in an amount equal to the product of (1) the total number of shares of common stock issuable in settlement of such restricted stock unit multiplied by (2) $5.60, less customary tax withholdings.
Q.    What will happen to my job because of the transaction?
A.    We do not expect the transaction to close until late in the first quarter of 2022. We appreciate your patience with the process and until the closing of the transaction, it is business as usual. We must maintain an extremely high focus on our customers and on doing our jobs well.
Q.    Does BDSI have a severance plan or policy?
A.    BDSI has adopted a severance policy covering all eligible employees who do not already have an existing severance agreement. Generally, under the policy, an employee terminated without

“Cause” is entitled to receive two weeks of severance for every full year of service, with a minimum of four weeks of severance, plus certain COBRA benefits in an amount equal to the severance period, as well as a pro-rated bonus if they participate in the annual cash target bonus program. Collegium has agreed to follow this policy for at least one year after the closing.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
The tender offer (the “Offer”) described in this press release has not yet commenced, and this release is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of BDSI or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Collegium and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by BDSI. The Offer to purchase the outstanding shares of the common stock of BDSI will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by BDSI under the “Investors” section of BDSI’s website at www.bdsi.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Any statements made in this communication that are not statements of historical fact, including statements about BDSI’s beliefs and expectations and statements about the Offer and Collegium’s proposed acquisition of BDSI, including the timing of and closing conditions to the acquisition, and the potential effects of the pending acquisition on BDSI are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the possibility that various closing conditions set forth in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of BDSI’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the effect of the announcement of the proposed acquisition on the ability of BDSI to retain and hire key personnel and maintain relationships with customers, strategic partners, suppliers, regulatory authorities and others with whom

BDSI does business, or on BDSI’s operating results and business generally; the risk that BDSI and Collegium may be unable to obtain governmental and regulatory approvals required for the Transactions, or that required governmental and regulatory approvals may delay the Transactions or cause the parties to abandon the proposed Transactions; the impact of legislative, regulatory, competitive and technological changes; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in filings that BDSI makes with the SEC, including the “Risk Factors” section of BDSI’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Collegium, Purchaser and BDSI.
The forward-looking statements contained in this communication are made as of the date hereof, and BDSI undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.